Exhibit 99.1

Investor Contact: Robert Caller	Media Contact: Laura Olson-Reyes
(702) 584-7982	(702) 584-7742
rcaller@ballytech.com	lolson-reyes@ballytech.com

Bally Technologies Completes $300 Million in Senior Secured Credit Facilities

LAS VEGAS, September 29, 2008 – Bally Technologies, Inc. (NYSE: BYI), a leader in slots, video machines, casino management systems, and networked solutions for the global gaming industry, announced today that it has obtained $300 million of new senior secured credit facilities comprised of a $75 million, four-year revolving credit facility and a $225 million four-year term loan.

Bally is using the net proceeds of the new senior secured credit facilities to refinance its existing term loan ($290 million outstanding as of June 30, 2008), to pay fees and expenses incurred in connection with the refinancing, and to provide for ongoing working capital and for other general corporate purposes.  At closing, Bally had approximately $25 million of undrawn availability under its new revolver.

The new senior secured credit facilities will be initially priced at LIBOR +325bps and include a leverage-based pricing grid which may allow the Company to reduce its borrowing costs starting six months after close.  Bally will also have an option to increase the size of the senior secured credit facilities by up to $50 million after closing if certain conditions are met.  Bank of America Securities LLC, Wells Fargo Bank, NA, The Bank of Nova Scotia, and Wachovia Bank NA acted as joint lead arrangers and joint book managers.  The remaining syndicate is comprised of other commercial banks.

Bally Technologies’ Chief Financial Officer Robert C. Caller said, “It is a testament to Bally’s strong balance sheet and business fundamentals that we were able to successfully raise new bank capital in this extremely challenging capital market.  Our new senior secured credit facilities will give Bally incremental liquidity and flexibility to operate and continue to grow our business. I would like to thank Bank of America and our lead arrangers for their able assistance in this process.”

About Bally Technologies, Inc.

With a history dating back to 1932, Las Vegas-based Bally Technologies designs, manufactures, operates, and distributes advanced gaming devices, systems, and technology solutions worldwide. Bally’s product line includes reel-spinning slot machines, video slots, wide-area progressives, and Class II, lottery, and central determination games and platforms. As the world’s No. 1 gaming systems company, Bally also offers an array of casino management, slot accounting, bonusing, cashless, and table-management solutions. The Company also owns and operates Rainbow Casino in Vicksburg, Miss. Additional Company information, including the Company’s investor presentations, can be found at www.BallyTech.com.

This news release may contain “forward-looking” statements within the meaning of the Securities Act of 1933, as amended, and is subject to the safe harbor created thereby. Such information involves important risks and uncertainties that could significantly affect the results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements.  Future operating results may be adversely affected as a result of a number of risks that are detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update the information in this press release and represents that the information is only valid as of today’s date.

– BALLY TECHNOLOGIES, INC. –